Exhibit 3.1

CERTIFICATE OF SECOND AMENDMENT OF

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

RUMBLE INC.

Rumble Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.	The present name of the Corporation is Rumble Inc. The Corporation was previously known as “CF Acquisition Corp. VI” and, prior thereto, as “CF Finance Acquisition Corp. V”. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 17, 2020 (the “Original Certificate”).

2.	A certificate of amendment of the Original Certificate was filed with the Secretary of State of the State of Delaware on October 1, 2020.

3.	An amended and restated certificate of incorporation, which amended and restated the Original Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on February 18, 2021 (the “First Amended and Restated Certificate”).

4.	The Second Amended and Restated Certificate of Incorporation of the Corporation, which amended and restated the First Amended and Restated Certificate in its entirety, was filed with the Secretary of State of the State of Delaware on September 15, 2022 (as corrected by the Corrected Certificate of Second Amended and Restated Certificate of Incorporation of the Corporation, which was filed with the Secretary of State of the State of Delaware on March 30, 2023, and as amended by the First Amendment (as defined below), the “Existing Certificate”).

5.	A certificate of amendment of the Existing Certificate was filed with the Secretary of State of the State of Delaware on June 14, 2024 (the “First Amendment”).

6.	The terms and provisions of this Certificate of Second Amendment of Second Amended and Restated Certificate of Incorporation have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware by the Board of Directors of the Corporation and by the stockholders of the Corporation.

7.	The following amendments to the Existing Certificate shall be effective upon filing with the Secretary of State of the State of Delaware.

8.	Article IV, Section 4.1(a) of the Existing Certificate is hereby amended and restated in its entirety to read as follows:

Section 4.1 Authorized Capital Stock; Rights and Options.

(a) The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,700,000,000 shares, consisting of: (i) 20,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”); (ii) 1,400,000,000 shares of Class A common stock, par value $0.0001 per share (“Class A Common Stock”); (iii) 170,000,000 shares of Class C common stock, par value $0.0001 per share (“Class C Common Stock”); and (iv) 110,000,000 shares of Class D common stock, par value $0.0001 per share (“Class D Common Stock” and, together with the Class A Common Stock and the Class C Common Stock, the “Common Stock”).

9.	Except as amended hereby, all other provisions of the Existing Certificate shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Second Amendment of Second Amended and Restated Certificate of Incorporation this 15th day of June, 2026.

RUMBLE INC.

By:	/s/ Chris Pavlovski
Name:	Chris Pavlovski
Title:	Chief Executive Officer

[Signature Page to Charter Amendment]